Exhibit 4.6

AMENDMENT NO. 1

INFOLOGIX, INC

2006 EQUITY COMPENSATION PLAN

This Amendment No.1 (the “Amendment”) dated as of January 5, 2010 amends the terms and conditions of the InfoLogix, Inc. 2006 Equity Compensation Plan (the “Plan”).

WHEREAS, the Board of Directors of InfoLogix, Inc., a Delaware corporation (the “Company”), desires to effect the revisions to the Plan set forth in this Amendment effective the date hereof.

NOW THEREFORE, the Plan is amended as follows:

1.                                     The first paragraph of Section 4 of the Plan is replaced in its entirety with the following:

“The maximum aggregate number of Common Shares that may be delivered under the Plan is 1,840,000 shares (which is also the maximum aggregate number of shares that may be issued under the Plan through ISOs), provided that the aggregate number of Common Shares subject to Options, SARs, Performance Stock, PSUs, and Bonus Shares granted to an Employee during any calendar year under the Plan shall not exceed 1,840,000 shares.”

2.                                     The last paragraph of Section 15 of the Plan is replaced in its entirety with the following:

“The Committee may, with the concurrence of the affected Grantee, reprice Options and/or cancel any agreement evidencing any Award granted under this Plan.  In the event of such cancellation, the Committee may authorize the granting of new Awards (which may or may not cover the same number of shares or units which had been the subject of the prior Award) in such manner, at such price and subject to the same terms, conditions and discretions as would have been applicable under this Plan had the canceled Awards not been granted.

Except as provided in Section 14, no amendment or suspension of an outstanding Award shall (i) adversely affect the rights of the Grantee or cause the modification (within the meaning of Code Section 424(h)) of an ISO, without the consent of the Grantee affected thereby, or (ii) cause the modification (within the meaning of Code Section 409A) of an Option or SAR.”

All other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be signed by its Chief Executive Officer this 30th day of December, 2009.

InfoLogix, Inc.

By:	/s/ David T. Gulian
Name: David T. Gulian
Title: President and Chief Executive Officer